Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) October 15, 2012

CITIGROUP REPORTS THIRD QUARTER 2012 EARNINGS PER SHARE OF $0.15;

$1.06 EXCLUDING CVA/DVA(1), LOSS ON MSSB(2) AND TAX BENEFIT(3)

CITIGROUP NET INCOME OF $468 MILLION;

$3.3 BILLION EXCLUDING CVA/DVA, LOSS ON MSSB AND TAX BENEFIT

CITIGROUP REVENUES OF $14.0 BILLION;
$19.4 BILLION EXCLUDING CVA/DVA AND LOSS ON MSSB

CITICORP NET INCOME OF $4.6 BILLION EXCLUDING CVA/DVA

BASEL I TIER 1 COMMON RATIO OF 12.7%

ESTIMATED BASEL III TIER 1 COMMON RATIO INCREASED TO 8.6%(4)

BOOK VALUE PER SHARE INCREASED TO $63.59

TANGIBLE BOOK VALUE PER SHARE(5) INCREASED TO $52.70

CITIGROUP DEPOSITS OF $945 BILLION GREW 11% VERSUS PRIOR YEAR PERIOD

CITIGROUP LOANS OF $658 BILLION GREW 3% VERSUS PRIOR YEAR PERIOD

CITICORP LOANS OF $537 BILLION GREW 11% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS ASSETS OF $171 BILLION DECLINED 31% FROM PRIOR YEAR PERIOD
AND REPRESENTED 9% OF TOTAL CITIGROUP ASSETS

New York, October 15, 2012 — Citigroup Inc. today reported net income for the third quarter 2012 of $468 million, or $0.15 per diluted share, on revenues of $14.0 billion.

CVA/DVA was a negative $776 million in the third quarter, resulting from the improvement in Citi’s credit spreads, compared to a positive $1.9 billion in the prior year period.  Third quarter results also included a pre-tax loss of $4.7 billion ($2.9 billion after-tax) from the previously announced sale of a 14% interest and other-than-temporary impairment of the carrying value of Citi’s remaining 35% interest in the Morgan Stanley Smith Barney (MSSB) joint venture.  In addition, third quarter results included a $582 million tax benefit related to the resolution of certain tax audit items.  Excluding CVA/DVA and the loss on MSSB, third quarter revenues were $19.4 billion, up 3% from the prior period.  Excluding CVA/DVA, the loss on MSSB and the tax benefit, earnings were $1.06 per diluted share, up 26% from the prior year period.

Vikram Pandit, Citi’s Chief Executive Officer, said, “Our core businesses showed momentum during the quarter as we increased lending and generated higher operating revenues. These earnings highlight the strength of Citicorp and its diversification by product and region.  For the third straight quarter, we had positive operating leverage in each of our three core businesses. Citigroup in total also had positive operating leverage as Citi Holdings had a smaller impact on our overall results.

“Last month’s price agreement on MSSB has given us more certainty on our exit from that business and added to the reduction of Citi Holdings, which is now only 9% of our balance sheet.

“We generated additional capital during the quarter and our Tier 1 Common Ratio was estimated at 8.6% on a Basel III basis at the end of the period.  We are managing risk very carefully given global economic conditions so we can continue to grow our businesses safely and soundly,” concluded Mr. Pandit.

Citigroup revenues of $19.4 billion, excluding CVA/DVA and the loss on MSSB, were 3% above the prior year period, driven by 5% growth in Citicorp revenues, offset by a 10% decline in Citi Holdings revenues primarily resulting from the ongoing wind down of those assets.  Citi Holdings revenues represented 5% of total Citigroup revenues, excluding CVA/DVA and the loss on MSSB.

Citicorp revenues of $17.6 billion in the third quarter 2012 included $(799) million of CVA/DVA reported within Securities and Banking.  Excluding CVA/DVA, Citicorp revenues were $18.4 billion, 5% above the prior year period with 15% growth in Securities and Banking revenues and 2% growth in Global Consumer Banking (GCB) revenues, partially offset by a 2% decline in Transaction Services revenues.

Citi Holdings revenues of $(3.7) billion in the third quarter 2012 included $23 million of CVA/DVA and the $4.7 billion pre-tax loss on MSSB. Excluding CVA/DVA and the loss on MSSB, Citi Holdings revenues were $971 million compared to $1.1 billion in the prior year period.  Lower revenues in Local Consumer Lending and in Brokerage and Asset Management drove the decline in Citi Holdings revenues from the prior year period, partially offset by an increase in Special Asset Pool revenues.  The decline in Local Consumer Lending revenues reflected the ongoing decline in assets while the decline in Brokerage and Asset Management reflected a lower equity contribution from MSSB and lower private equity marks.  The Special Asset Pool revenues grew versus the prior year period due to lower funding costs as well as an improvement in asset marks.  Total Citi Holdings assets of $171 billion declined $76billion, or 31%, from the third quarter 2011.  Citi Holdings assets at the end of the third quarter 2012 represented approximately 9% of total Citigroup assets.

Citigroup’s net income declined to $468 million in the third quarter 2012 from $3.8 billion in the prior year period.  Excluding the impact of CVA/DVA, the loss on MSSB and the tax benefit in the third quarter 2012, Citigroup net income was $3.3 billion, 27% higher than the third quarter 2011.  Operating expenses of $12.2 billion were 2% lower than the prior year period.  Citigroup’s cost of credit in the third quarter 2012 was $2.7 billion, 20% below the prior year period, reflecting a $0.5 billion improvement in net credit losses and an $87million increase in net loan loss reserve releases. Citigroup’s net credit losses in the third quarter 2012 included approximately $635 million of incremental mortgage charge-offs in Citi Holdings required by new OCC guidance regarding the treatment of mortgage loans where the borrower has gone through Chapter 7 bankruptcy.  The vast majority of the charge-offs were related to loans which were current.  The incremental $635 million of charge-offs was substantially offset by a related reserve release of approximately $600 million, and thus did not have a significant impact on reported net earnings.  Citigroup’s provision for income taxes was a benefit of $1.5 billion in the third quarter 2012 (including the $582 million tax benefit), compared to an expense of $1.3 billion in the prior year period.

Citigroup’s allowance for loan losses was $25.9 billion at quarter end, or 4.0% of total loans, compared to $32.1 billion, or 5.1%, in the prior year period.  The $1.5 billion net release of loan loss reserves in the quarter increased 6% versus the prior year period.  Reserve releases in Citicorp of $696 million were 22% lower than the third quarter 2011, predominantly reflecting lower releases in North America GCB partially offset by a net reserve release in Securities and Banking.  Reserve releases in Citi Holdings of $813million were 52% higher than the prior year period, primarily reflecting approximately $600 million of reserve releases in Local Consumer Lending specifically related to the incremental charge-offs resulting from the OCC guidance mentioned above, partially offset by lower loan loss reserve releases in the Special Asset Pool.  Citigroup asset quality continued to improve as total non-accrual assets fell 5% to $12.7 billion compared to the third quarter 2011.  Corporate non-accrual loans fell 42% to $2.4 billion, while consumer non-accrual loans grew 25% to $9.8 billion, predominantly reflecting the new OCC guidance mentioned above which added $1.5 billion to consumer non-accrual loans.  Consumer loans that were 90+ days delinquent, excluding the Special Asset Pool, fell 13% versus the prior year period to $8.0 billion, or 2.0% of consumer loans.

Citigroup’s capital levels and book value continued to increase versus the prior year period.  At the end of the third quarter 2012, book value per share was $63.59 and tangible book value per share was $52.70, 5% and 6%

increases respectively versus the prior year period end.  Citigroup’s Tier 1 Capital Ratio was 13.9%, its Basel I Tier 1 Common Ratio was 12.7%, and its Basel III Tier 1 Common Ratio was estimated at 8.6%.

CITIGROUP

($ millions, except per share amounts)	3Q’12	2Q’12	3Q’11	QoQ%	YoY%

Citicorp	17,608	17,983	19,404	-2%	-9%
Citi Holdings	(3,690)	924	1,127	NM	NM
Corporate/Other	33	(265)	300	NM	-89%
Total Revenues	$13,951	$18,642	$20,831	-25%	-33%

Total Revenues (Ex-CVA/DVA & Loss on Minority Interest) (a)	$19,411	$18,847	$18,893	3%	3%

Expenses	$12,220	$12,134	$12,460	1%	-2%

Net Credit Losses	3,979	3,576	4,514	11%	-12%
Loan Loss Reserve Build/(Release) (b)	(1,509)	(984)	(1,422)	-53%	-6%
Provision for Benefits and Claims	225	214	259	5%	-13%
Total Cost of Credit	$2,695	$2,806	$3,351	-4%	-20%

Income (Loss) from Cont. Ops. Before Taxes	$(964)	$3,702	$5,020	NM	NM
Provision for Income Taxes	(1,488)	715	1,278	NM	NM

Income from Continuing Operations	$524	$2,987	$3,742	-82%	-86%
Net income (loss) from Disc. Ops.	(31)	(1)	1	NM	NM
Non-Controlling Interest	25	40	(28)	-38%	NM
Citigroup Net Income	$468	$2,946	$3,771	-84%	-88%

Net Income (Ex-CVA/DVA, Minority Interest & Tax Benefit) (c)	$3,268	$3,080	$2,568	6%	27%

Tier 1 Common Ratio	12.7%	12.7%	11.7%
Tier 1 Capital Ratio	13.9%	14.5%	13.5%
Return on Common Equity	1.0%	6.5%	8.4%
Book Value per Share	$63.59	$62.61	$60.56
Tangible Book Value per Share	$52.70	$51.81	$49.50

(a) Please refer to Footnotes 1 and 2 and Appendices A and B.

(b) Includes provision for unfunded lending commitments.

(c) Please refer to Footnotes 1, 2, 3, and 6 and Appendices A and B.

CITICORP

(in millions of dollars)	3Q’12	2Q’12	3Q’11	QoQ%	YoY%

Global Consumer Banking	10,180	9,771	9,963	4%	2%
Securities and Banking	4,770	5,405	6,725	-12%	-29%
Transaction Services	2,658	2,807	2,716	-5%	-2%
Total Revenues	$17,608	$17,983	$19,404	-2%	-9%

Total Revenues (Ex-CVA/DVA) (a)	$18,407	$17,785	$17,516	3%	5%

Expenses	$10,266	$10,300	$10,427	—	-2%

Net Credit Losses	2,173	2,246	2,632	-3%	-17%
Loan Loss Reserve Build/(Release) (b)	(696)	(715)	(887)	3%	22%
Provision for Benefits and Claims	65	50	56	30%	16%
Total Cost of Credit	$1,542	$1,581	$1,801	-2%	-14%

Net Income	$4,124	$4,303	$5,031	-4%	-18%

Net Income (Ex-CVA/DVA) (c)	$4,623	$4,176	$3,859	11%	20%

Revenues
North America	7,464	7,726	8,165	-3%	-9%
EMEA	2,759	2,905	3,571	-5%	-23%
LATAM	3,668	3,534	3,382	4%	8%
Asia	3,717	3,818	4,286	-3%	-13%

Net Income
North America	1,659	1,798	1,906	-8%	-13%
EMEA	616	692	1,008	-11%	-39%
LATAM	925	842	714	10%	30%
Asia	924	971	1,403	-5%	-34%

EOP Assets ($B)	1,458	1,436	1,406	2%	4%
EOP Loans ($B)	537	527	483	2%	11%
EOP Deposits ($B)	875	845	779	4%	12%

(a) Please refer to Footnote 1 and Appendix A.

(b) Includes provision for unfunded lending commitments.

(c) Please refer to Footnotes 1 and 6 and Appendix A.

Citicorp

Citicorp revenues of $17.6 billion in the third quarter 2012 declined by 9% from the prior year period.  CVA/DVA, reported within Securities and Banking, in the third quarter was $(799) million, compared to $1.9 billion in the prior year period.  Excluding CVA/DVA, revenues were $18.4 billion, up 5% from the third quarter 2011 driven by 15% growth in Securities and Banking revenues to $5.6 billion and 2% growth in Global Consumer Banking (GCB) revenues to $10.2 billion, partially offset by a 2% decline in Transaction Services revenues to $2.7 billion, all from the prior year period.

Citicorp net income decreased 18% from the prior year period to $4.1 billion, predominantly reflecting the impact of CVA/DVA.  Excluding CVA/DVA, net income grew 20% from the prior year period to $4.6 billion, largely reflecting continued positive operating leverage, as revenues grew 5% and operating expenses declined 2%, as well as a 14% decline in total credit costs.

Citicorp cost of credit in the third quarter 2012 decreased 14% from the prior year period to $1.5 billion.  The decrease largely reflected lower net credit losses, which declined $459 million, or 17%, to $2.2 billion, partially offset by a $191 million, or 22%, reduction in loan loss reserve releases to $696 million, both compared to the third quarter 2011.  The decline in reserve releases was largely in North America GCB.  Citicorp’s consumer loans 90+ days delinquent fell 11% from the prior year period to $3.0 billion, and the 90+ days delinquency ratio fell 20 basis points to 1.05% of loans.

Citicorp operating expenses decreased 2% year-over-year to $10.3 billion, reflecting ongoing expense control and reengineering initiatives.

Citicorp end of period loans grew 11% versus the prior year period to $537 billion, primarily reflecting strong growth in corporate loans and growth in Latin America and Asia consumer loans.  Consumer loans grew 5% to $289 billion and corporate loans grew 19% to $248billion, both versus the prior year period.

Global Consumer Banking

(in millions of dollars)	3Q’12	2Q’12	3Q’11	QoQ%	YoY%

North America	5,402	5,135	5,100	5%	6%
EMEA	381	366	379	4%	1%
LATAM	2,419	2,322	2,417	4%	—
Asia	1,978	1,948	2,067	2%	-4%
Total Revenues	$10,180	$9,771	$9,963	4%	2%

Expenses	$5,389	$5,313	$5,382	1%	—

Net Credit Losses	2,030	2,124	2,545	-4%	-20%
Loan Loss Reserve Build/(Release) (a)	(521)	(728)	(964)	28%	46%
Provision for Benefits and Claims	65	50	56	30%	16%
Total Cost of Credit	$1,574	$1,446	$1,637	9%	-4%

Net Income	$2,161	$1,991	$2,012	9%	7%

Net Income
North America	1,299	1,196	1,103	9%	18%
EMEA	8	16	8	-50%	—
LATAM	405	331	339	22%	19%
Asia	449	448	562	—	-20%

(in billions of dollars)
Avg. Cards Loans	145	144	149	—	-3%
Avg. Retail Banking Loans	141	139	129	2%	9%
Avg. Deposits	324	318	315	2%	3%
Investment Sales	24	19	20	21%	19%
Cards Purchase Sales	90	91	90	-1%	—

(a) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $10.2 billion rose 2% from the prior year period, reflecting volume growth across most businesses, partially offset by ongoing spread compression.  Revenues also benefited from higher U.S. mortgage revenues.  Revenue growth of 6% in North America GCB to $5.4 billion was partially offset by international GCB revenues, which declined 2% to $4.8 billion.  The decline in international GCB revenues largely reflected the impact of foreign exchange translation into U.S. dollars for reporting purposes (FX), as the U.S. dollar generally strengthened versus local currencies(7).  On a constant dollar basis (i.e. excluding the impact of FX) GCB revenues rose 4%.

GCB net income grew 7% versus the prior year period (9% on a constant dollar basis) to $2.2 billion, reflecting the growth in revenues and lower net credit losses, partially offset by lower loan loss reserve releases. Expenses of $5.4 billion were essentially flat (up 3% on a constant dollar basis) versus the prior year period as the impact of volume growth was reduced by efficiency savings.

North America GCB revenues grew 6% to $5.4 billion driven by higher retail banking revenues that were partially offset by lower revenues from the cards businesses (Citi-branded cards and Citi retail services).  Retail banking revenues grew 35% to $1.7 billion from the third quarter 2011, primarily reflecting higher mortgage revenues.  Citi-branded cards revenues declined 4% to $2.1 billion, and Citi retail services revenues declined 4% to $1.6 billion reflecting lower average loan balances as Citi-branded cards loans declined 3% and Citi retail services loans declined 4% versus the prior year period.

North America GCB net income was $1.3 billion, 18% higher than the third quarter 2011.  The growth in net income was largely driven by higher revenues and a $503 million decrease in net credit losses that were partially offset by a $438 million reduction in loan loss reserve releases versus the prior year period.  Operating expenses in the third quarter grew 2% from the prior year period to $2.5 billion largely due to higher retail channel mortgage volumes.

North America GCB credit quality continued to improve as net credit losses fell $503 million, or 27%, to $1.4 billion compared to the prior year period.  Net credit losses versus the prior year period improved in Citi-branded cards (down 32% to $745 million) and Citi retail services (down 23% to $534 million), while net credit losses in retail banking were up 11% to $72 million.  Delinquency rates continued to improve in both Citi-branded cards and Citi retail services versus the prior year period.  Retail banking delinquency rates increased modestly versus the prior year period largely reflecting the impact of portfolio growth and seasoning, but nonetheless remained at historically low levels.  The reserve release in the third quarter 2012 was $518 million, $438 million lower than in the third quarter 2011.

International GCB revenues declined 2% to $4.8 billion versus the third quarter 2011, largely reflecting the impact of FX.  Compared to the prior year period, revenues were essentially flat in Latin America at $2.4 billion, declined 4% in Asia to $2.0 billion, and rose 1% in EMEA to $381 million.  On a constant dollar basis, international GCB revenues rose 3% versus the prior year period, with 7% growth in Latin America, a 2% decline in Asia and 7% growth in EMEA.  All three regions had year-over-year growth in average loans and average deposits during the third quarter 2012 on a constant dollar basis.

International GCB net income fell 5% from the prior year period to $862 million, and declined by 3% on a constant dollar basis. Operating expenses in the third quarter 2012 declined 2% (increased 3% on a constant dollar basis) to $2.9 billion while total credit costs were essentially flat (increased 8% on a constant dollar basis) at $722 million.

International GCB credit quality was broadly stable even as loan portfolios continue to grow. Net credit losses fell 2% to $679 million on a reported basis, but rose 6% on a constant dollar basis, reflecting portfolio growth in Latin America.

Securities and Banking

(in millions of dollars)	3Q’12	2Q’12	3Q’11	QoQ%	YoY%

Investment Banking	926	854	736	8%	26%
Equity Markets	510	550	290	-7%	76%
Fixed Income Markets	3,697	2,818	2,270	31%	63%
Lending	194	608	1,032	-68%	-81%
Private Bank	590	570	546	4%	8%
Other Securities and Banking	(348)	(193)	(37)	-80%	NM
Total Revenues (Ex-CVA/DVA) (a)	$5,569	$5,207	$4,837	7%	15%

CVA/DVA	(799)	198	1,888	NM	NM
Total Revenues	$4,770	$5,405	$6,725	-12%	-29%

Expenses	$3,486	$3,575	$3,578	-2%	-3%

Net Credit Losses	56	97	70	-42%	-20%
Credit Reserve Build/(Release) (b)	(129)	(38)	104	NM	NM
Total Cost of Credit	$(73)	$59	$174	NM	NM

Net Income	$1,120	$1,402	$2,142	-20%	-48%

Net Income (Ex-CVA/DVA) (c)	$1,619	$1,275	$970	27%	67%

Revenues
North America	1,439	1,926	2,445	-25%	-41%
EMEA	1,511	1,609	2,299	-6%	-34%
LATAM	802	757	521	6%	54%
Asia	1,018	1,113	1,460	-9%	-30%

Income from Continuing Ops.
North America	232	488	674	-52%	-66%
EMEA	346	365	735	-5%	-53%
LATAM	363	325	207	12%	75%
Asia	190	250	526	-24%	-64%

(a) Please refer to Footnote 1 and Appendix A.

(b) Includes provision for unfunded lending commitments.

(c) Please refer to Footnotes 1 and 6 and Appendix A.

Securities and Banking

Securities and Banking revenues declined 29% from the prior year period to $4.8 billion.  Excluding the impact of the negative $799 million of CVA/DVA in the third quarter 2012 (compared to a positive $1.9 billion in the prior year period), Securities and Banking revenues were $5.6 billion, 15% higher than the prior year period.

Investment Banking revenues of $926 million were 26% above the prior year period.  Debt underwriting revenues increased 32% to $590 million and equity underwriting revenues increased 34% to $142 million.  Advisory revenues of $194 million were 5% higher than the prior year period.  Overall, Citi has gained wallet share year-to-date in all major products and in most regions.

Equity Markets revenues of $510 million in the third quarter 2012 (excluding $(117) million of CVA/DVA) were 76% above the prior year period, driven by improved derivatives performance as well as the absence of proprietary trading losses in the prior year, partially offset by lower cash equity volumes.

Fixed Income revenues of $3.7 billion in the third quarter 2012 (excluding [$(672) million of CVA/DVA) increased 63% from the prior year period reflecting significantly higher trading revenues in credit-related and securitized products, as well as strong performance in rates and currencies.

Lending revenues decreased 81% to $194 million from the prior year period, reflecting $252 million of losses on hedges related to accrual loans as credit spreads tightened during the third quarter 2012 (compared to a $702 million gain in the prior year period as spreads widened). Excluding the mark-to-market impact of loan hedges related to accrual loans, lending revenues rose 35% to $445 million(8) versus the prior year period reflecting higher lending volumes and improved spreads.

Private bank revenues increased 8% to $590million (excluding $(10) million of CVA/DVA) from the prior year period driven primarily by North America lending and deposits.

Securities and Banking net income was $1.1 billion in the third quarter 2012, down 48% from the prior year period. Excluding CVA/DVA, net income rose 67% to $1.6 billion from the prior year period, primarily reflecting the 15% increase in year-over-year revenues, a 3% decline in operating expenses, driven by efficiency savings, and lower total credit costs which were a benefit of $(73) million versus a cost of $174 million in the prior year period.

Transaction Services

(in millions of dollars)	3Q’12	2Q’12	3Q’11	QoQ%	YoY%

Treasury and Trade Solutions	1,991	2,112	1,952	-6%	2%
Securities and Fund Services	667	695	764	-4%	-13%
Total Revenues	$2,658	$2,807	$2,716	-5%	-2%

Expenses	$1,391	$1,412	$1,467	-1%	-5%

Net Credit Losses	87	25	17	NM	NM
Loan Loss Reserve Build/(Release) (a)	(46)	51	(27)	NM	-70%
Total Cost of Credit	$41	$76	$(10)	-46%	NM

Net Income	$843	$910	$877	-7%	-4%

Average Deposits ($ in billions)	$415	$396	$365	5%	14%
EOP Assets Under Custody ($ in trillions)	$12.8	$12.2	$12.1	5%	6%

Revenues
North America	623	665	620	-6%	—
EMEA	867	930	893	-7%	-3%
LATAM	447	455	444	-2%	1%
Asia	721	757	759	-5%	-5%

Income from Continuing Ops.
North America	120	124	112	-3%	7%
EMEA	283	332	286	-15%	-1%
LATAM	157	185	168	-15%	-7%
Asia	286	274	316	4%	-9%

(a) Includes provision for unfunded lending commitments.

Transaction Services

Transaction Services revenues were $2.7 billion, down 2% from the prior year period.  Results reflected 2% year-over-year growth in Treasury and Trade Solutions (TTS) revenues to $2.0 billion, offset by a 13% decline in Securities and Fund Services (SFS) revenues to $667 million. TTS revenues increased as the growth in average assets, particularly trade loans, and deposits continued to be partially offset by ongoing spread compression.  SFS revenues declined largely due to lower settlement volumes given the continued uncertain market conditions.

Transaction Services net income of $843 million declined 4% from the third quarter 2011, reflecting the 2% revenue decline and higher total credit costs which rose to $41 million (from a benefit of $(10) million in the third quarter 2011), partially offset by a 5% decline in operating expenses.

Transaction Services average deposits and other customer liabilities balances grew 14% year-over-year to $415 billion.  Assets under custody increased 6% from the third quarter 2011 to $12.8 trillion.

CITI HOLDINGS

(in millions of dollars)	3Q’12	2Q’12	3Q’11	QoQ%	YoY%

Brokerage and Asset Management	(4,804)	87	55	NM	NM
Local Consumer Lending	1,104	931	1,299	19%	-15%
Special Asset Pool	10	(94)	(227)	NM	NM
Total Revenues	$(3,690)	$924	$1,127	NM	NM

Total Revenues (Ex-CVA/DVA & Loss on MSSB) (a)	$971	$903	$1,077	8%	-10%

Expenses	$1,190	$1,237	$1,512	-4%	-21%

Net Credit Losses	1,807	1,329	1,881	36%	-4%
Loan Loss Reserve Build/(Release) (b)	(813)	(269)	(535)	NM	-52%
Provision for Benefits and Claims	160	165	204	-3%	-22%
Total Cost of Credit	$1,154	$1,225	$1,550	-6%	-26%

Net Income (Loss)	$(3,562)	$(920)	$(1,228)	NM	NM

Net Income (Ex-CVA/DVA & Loss on MSSB) (c)	$(679)	$(933)	$(1,259)	27%	46%

Net Income (Loss)
Brokerage and Asset Management	(3,019)	(25)	(90)	NM	NM
Local Consumer Lending	(693)	(821)	(1,011)	16%	31%
Special Asset Pool	150	(74)	(127)	NM	NM

EOP Assets ($ in billions)
Brokerage and Asset Management	9	21	26	-57%	-65%
Local Consumer Lending	134	138	176	-3%	-24%
Special Asset Pool	28	32	45	-13%	-38%

EOP Loans ($B)	122	128	155	-5%	-21%
EOP Deposits ($B)	67	63	68	7%	-2%

(a) Please refer to Footnotes 1 and 2 and Appendices A and B.

(b) Includes provision for unfunded lending commitments.

(c) Please refer to Footnotes 1, 2, and 6 and Appendices A and B.

Citi Holdings

Citi Holdings revenues decreased to $(3.7) billion from $1.1 billion in the prior year period. Revenues in the third quarter 2012 included the $4.7 billion pre-tax loss on MSSB, partially offset by CVA/DVA of $23 million ($50 million in the prior year period). Excluding CVA/DVA and the loss on MSSB, Citi Holdings revenues were $971 million in the third quarter compared to $1.1 billion in the prior year period.  Special Asset Pool revenues were $(13) million (excluding CVA/DVA of $23 million) in the third quarter 2012, compared to $(277) million (excluding CVA/DVA of $50 million) in the prior year period, largely due to lower funding costs as well as an improvement in asset marks.  Local Consumer Lending revenues of $1.1 billion declined 15% from the prior year period primarily due to the 26% decline in average assets.  Brokerage and Asset Management revenues were $(4.8) billion, compared to $55 million in the prior year period reflecting the $4.7 billion pre-tax loss on MSSB.  As of the end of the third quarter 2012, total Citi Holdings assets were $171 billion, 31% below the prior year period, and represented approximately 9% of total Citigroup assets.

Citi Holdings net loss was $3.6 billion in the third quarter 2012 compared to a loss of $1.2 billion in the prior year period. Excluding CVA/DVA and the loss on MSSB, the net loss improved to $679 million, from $(1.3) billion in the prior year period.  The net loss in the third quarter 2012 also reflected a tax benefit of approximately $200 million related to the sale of certain assets in the Special Asset Pool.  Operating expenses decreased 21% to $1.2 billion and credit costs fell 26% to $1.2 billion.  The decline in operating expenses reflected the overall decline in assets.

Citi Holdings cost of credit decreased 26% to $1.2 billion versus the prior year period driven by a 4% reduction in net credit losses to $1.8 billion, combined with a 52% increase in the net loan reserve release to $813 million.  Net credit losses in Local Consumer Lending increased by $149 million or 9% from the prior year period to $1.8 billion, while the loan loss reserve release increased $506 million to $761 million.  The increase in net credit losses and the loan loss reserve release in Local Consumer Lending was driven by the incremental charge-offs of approximately $635 million and corresponding loan loss reserve release of approximately $600 million relating to the new OCC guidance described above.  Excluding these incremental charge-offs arising from the new OCC guidance, net credit losses in Local Consumer Lending would have declined by $486 million or 29%.  Cost of credit in the Special Asset Pool increased $7 million, as a decline in net credit losses of $220 million was offset by a $227 million reduction in the reserve release to $52 million in the third quarter 2012.

Citi Holdings allowance for credit losses was $11.1 billion at the end of the third quarter 2012, or 9.1% of loans, compared to $14.4 billion, or 9.3% of loans, in the prior year period.  90+ days delinquent loans in Local Consumer Lending decreased 14% to $5.0 billion, or 4.5% of loans.

Corporate/Other

Corporate/Other revenues declined $267 million from the prior year period to $33 million, mainly driven by the impact of hedging activities and lower investment yield.

Corporate/Other net loss was $94 million in the quarter, compared to a loss of $32 million in the prior year period and reflected the $582 million tax benefit related to the resolution of certain tax audit items described above.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	3Q’12	2Q’12	3Q’11	3Q’12	2Q’12	3Q’11

North America
Global Consumer Banking	5,402	5,135	5,100	1,300	1,196	1,103
Securities and Banking	1,439	1,926	2,445	232	488	674
Transaction Services	623	665	620	120	124	112
Total North America	$7,464	$7,726	$8,165	$1,652	$1,808	$1,889

EMEA
Global Consumer Banking	381	366	379	10	17	9
Securities and Banking	1,511	1,609	2,299	346	365	735
Transaction Services	867	930	893	283	332	286
Total EMEA	$2,759	$2,905	$3,571	$639	$714	$1,030

Latin America
Global Consumer Banking	2,419	2,322	2,417	405	329	339
Securities and Banking	802	757	521	363	325	207
Transaction Services	447	455	444	157	185	168
Total Latin America	$3,668	$3,534	$3,382	$925	$839	$714

Asia
Global Consumer Banking	1,978	1,948	2,067	449	448	562
Securities and Banking	1,018	1,113	1,460	190	250	526
Transaction Services	721	757	759	286	274	316
Total Asia	$3,717	$3,818	$4,286	$925	$972	$1,404

Citicorp	$17,608	$17,983	$19,404	$4,141	$4,333	$5,037

Citi Holdings	$(3,690)	$924	$1,127	$(3,562)	$(919)	$(1,221)

Corporate / Other	$33	$(265)	$300	$(55)	$(427)	$(74)

Citigroup	$13,951	$18,642	$20,831	$524	$2,987	$3,742

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada.  The conference code for both numbers is 28961811.

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citi’s Third Quarter 2012 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2011 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Shannon Bell	(212) 793-6206	Equity Investors:	Susan Kendall	(212) 559-2718
	Mark Costiglio	(212) 559-4114	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091

Appendix A: CVA/DVA

(In millions of dollars)	3Q’12	2Q’12	3Q’11
Securities and Banking
DVA on Citi Liabilities at Fair Value Option	(549)	264	1,574
Derivatives CVA (a)	(249)	(66)	314
Total Securities and Banking CVA/DVA	$(799)	$198	$1,888

Special Asset Pool
DVA on Citi Liabilities at Fair Value Option	(11)	6	32
Derivatives CVA (a)	34	15	19
Total Special Asset Pool CVA/DVA	$23	$21	$50
Total Citigroup CVA/DVA	$(776)	$219	$1,938

(a) Net of hedges.
Note: Totals may not sum due to rounding.

Appendix B: Impact of CVA/DVA, Morgan Stanley Smith Barney (MSSB) and Tax Item in 3Q’12

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: MSSB	Impact of: Tax Item	Results less: MSSB and CVA/DVA
Revenue	13,951	(776)	(4,684)	—	19,411
EBIT	(964)	(776)	(4,684)	—	4,496
Taxes	(1,488)	(291)	(1,787)	(582)	1,172
Income from Continuing Ops.	$524	$(485)	$(2,897)	$582	$3,324

Discontinued Operations	(31)	—	—	—	(31)
Noncontrolling Interests	25	—	—	—	25
Net Income	$468	$(485)	$(2,897)	$582	$3,268

Diluted EPS (a)	$0.15	$(0.16)	$(0.94)	$0.19	$1.06

(a)  Earnings per share calculations are based on diluted shares of 3,015.3 million.  The components of earnings per share excluding MSSB, CVA/DVA and tax item may not sum across due to rounding.

Appendix C: Non-GAAP Financial Measures

(In millions of dollars)	9/30/2012 (a)	6/30/2012	3/31/2012

Citigroup’s Common Stockholders’ Equity	$186,465	$183,599	$181,508
Add: Qualifying Minority Interests	161	150	163
Regulatory Capital Adjustments
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax	(2,503)	(2,689)	(2,600)
Cumulative change in fair value of financial liabilities attributable to the change in own creditworthiness, net of tax	998	1,649	1,422
Intangible Assets
Goodwill (b)	27,248	29,108	30,697
Identifiable intangible assets other than mortgage servicing assets (MSAs)	5,983	6,156	6,413
Defined benefit pension plan net assets	752	910	873
Deferred tax assets (DTAs) arising from net operating losses and foreign tax credit carry forwards	23,000	21,800	22,130
Excess over 10%/15% limitations for other DTAs, certain common equity investments, and MSAs (c)	24,719	27,951	31,190

Total Basel III Tier 1 Common Capital (d)	$106,429	$98,864	$91,546

Risk-Weighted Assets (RWA) (e)	$1,238,889	$1,250,233	$1,271,701

Basel III Tier 1 Common Capital Ratio (d)	8.6%	7.9%	7.2%

(a)     Preliminary.

(b)     Includes goodwill embedded in the valuation of significant common stock investments in unconsolidated financial institutions.

(c)     Aside from MSAs, reflects DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.

(d)     Calculated based on the U.S. regulators proposed rules relating to Basel III (NPR).  Citigroup’s estimated Basel III Tier 1 Common Capital and Tier 1 Common Capital Ratio are based on its current interpretation, expectations, and understanding of the respective Basel III requirements and are necessarily subject to final regulatory clarity and rulemaking, model calibration, and other implementation guidance in the U.S.

(e)     The estimated Basel III risk-weighted assets have been calculated based on the proposed “advanced approaches” for determining risk-weighted assets under the NPR, as well as the final U.S. market risk capital rules (Basel II.5).

Appendix D: Non-GAAP Financial Measures

Preliminary
($ millions, except per share amounts)	9/30/2012

Citigroup’s Total Stockholders’ Equity	$186,777
Less: Preferred Stock	312
Common Stockholders’ Equity	186,465
Less:
Goodwill	25,932
Intangible Assets (other than Mortgage Servicing Rights)	5,963
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	35
Tangible Common Equity (TCE)	$154,535

Common Shares Outstanding at Quarter-end	2,932.5

Tangible Book Value Per Share	$52.70
(Tangible Common Equity / Common Shares Outstanding)

Appendix E: International GCB Excluding Impact of FX Translation

		QoQ%		YoY%
(In millions of dollars)	3Q’12	Reported	Constant Dollar	Reported	Constant Dollar
Revenues
LATAM	2,419	4%	3%	—	7%
Asia	1,978	2%	0%	-4%	-2%
EMEA	381	4%	4%	1%	7%
Total International GCB	$4,778	3%	2%	-2%	3%
Expenses
LATAM	1,387	2%	1%	-7%	—
Asia	1,202	4%	2%	5%	8%
EMEA	335	-1%	-1%	-3%	3%
Total International GCB	$2,924	2%	1%	-2%	3%

Note: Totals may not sum due to rounding.

(1) Credit valuation adjustments (CVA) on derivatives (excluding monolines), net of hedges, and debt valuation adjustments (DVA) on Citi’s fair value option debt.  See Appendix A and Appendix B.

(2) Minority interests reflect the impact of transactions related to interests in the MSSB JV and Akbank. As previously announced, third quarter 2012 results include a non-cash GAAP charge to net income of $4.7 billion pre-tax ($2.9 billion after-tax) relating to the MSSB JV, consisting of (i) a pre-tax loss on Citigroup’s sale of the 14% interest in the MSSB JV to Morgan Stanley of $1.4 billion pre-tax ($800 million after-tax) and (ii) an other-than-temporary impairment of the carrying value of Citigroup’s remaining 35% interest in the MSSB JV of $3.3 billion pre-tax ($2.1 billion after-tax). These charges were recorded in Citi Holdings - Brokerage and Asset Management. See Appendix B. Second quarter 2012 included a pre-tax loss on the partial sale of Citi’s minority interest in Akbank T.A.S. (Akbank) of $424 million, recorded in Corporate / Other.

(3) Third quarter 2012 results include a $582 million tax benefit related to the resolution of certain tax audit items, recorded in Corporate / Other. See Appendix B.

(4) Citigroup’s estimated Basel III Tier 1 Common Ratio is a non-GAAP financial measure. Citi believes this ratio provides useful information to investors and others by measuring Citigroup’s progress against expected future regulatory capital standards. For the calculation of Citigroup’s estimated Basel III Tier 1 Common Ratio as of the third quarter 2012, see Appendix C. Generally, the estimate has been calculated based on the U.S. regulators proposed rules relating to Basel III (NPR), including the proposed “advanced approaches” for determining risk-weighted assets under the NPR, as well as the final U.S. market risk capital rules (Basel II.5).  Citigroup’s estimated Basel III Tier 1 Common Ratio is based on its current interpretation, expectations and understanding of the respective Basel III requirements and is necessarily subject to final regulatory clarity and rulemaking, model calibration and other implementation guidance in the U.S.

(5) Tangible book value per share is a non-GAAP financial measure. This metric is a capital adequacy metric used and relied upon by investors and industry analysts. See Appendix D for a reconciliation of this metric to the most directly comparable GAAP measure.

(6) Assumes a tax rate on CVA / DVA of 37.5% in third quarter 2012, 36.2% in second quarter 2012, and 37.9% in third quarter 2011. Assumes a tax rate on gain / (loss) on minority investments of 38.2% in third quarter 2012 and 35.4% in second quarter 2012.

(7) See Appendix E.

(8) Lending revenues exclude the impact of gains / losses on hedges related to accrual loans.  Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio. The fixed premium cost of these hedges is included (netted against) the core lending revenues to reflect the cost of the credit protection.